Exhibit 4.1

CERTIFICATE OF DISSOLUTION

OF

MAXYGEN, INC.

Pursuant to Section 275 of the

General Corporation Law of the State of Delaware

Maxygen, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The dissolution of the Corporation has been duly authorized by the Board of Directors and Stockholders in accordance with subsections (a) and (b) of Section 275 of the General Corporation Law of the State of Delaware.

2. The date of filing of the Corporation’s original Certificate of Incorporation in Delaware was May 7, 1996.

3. The date the dissolution was authorized is August 12, 2013.

4. The names and addresses of the directors and officers of the Corporation are as follows:

NAME	TITLE	ADDRESS
Isaac Stein	CEO & CFO and Director	c/o Maxygen, Inc., 411 Borel Avenue, Suite 616, San Mateo, CA 94402

Louis Lange	Director	c/o Maxygen, Inc., 411 Borel Avenue, Suite 616, San Mateo, CA 94402

Kenneth Lee	Director	c/o Maxygen, Inc., 411 Borel Avenue, Suite 616, San Mateo, CA 94402

Ernest Mario	Director	c/o Maxygen, Inc., 411 Borel Avenue, Suite 616, San Mateo, CA 94402

Gordon Ringold	Director	c/o Maxygen, Inc., 411 Borel Avenue, Suite 616, San Mateo, CA 94402

John Borkholder	General Counsel & Secretary	c/o Maxygen, Inc., 411 Borel Avenue, Suite 616, San Mateo, CA 94402

5. This Certificate of Dissolution shall become effective as of 5:00 p.m. Eastern Time on August 29, 2013.

IN WITNESS WHEREOF, this Certificate of Dissolution has been executed this 23rd day of August, 2013.

MAXYGEN, INC.

By:	/s/ John Borkholder
John Borkholder
General Counsel & Secretary